EXECUTION VERSION

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2011 by and among Tech Full Electric Company Limited, a Cayman Islands exempted company with limited liability (“Parent”), Tianfu Investments Limited, a Cayman Islands exempted company with limited liability (“Holdco”) and the stockholders of Harbin Electric, Inc., a Nevada corporation (the “Company”), listed on Schedule A (each, a “Rollover Stockholder” and collectively, the “Rollover Stockholders”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Tech Full Electric Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, each Rollover Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such shares of common stock, par value $0.00001 per share, of the Company (the “Shares”) as set forth opposite such Rollover Stockholder’s name on Schedule A (with respect to each Rollover Stockholder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Stockholders each desire to contribute their respective Rollover Shares to Parent in exchange for newly issued ordinary shares of Holdco (the “Holdco Shares”);

WHEREAS, in order to induce Parent, the Company, and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Stockholders are entering into this Agreement; and

WHEREAS, the Rollover Stockholders acknowledge that Parent, the Company, and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Stockholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Holdco and the Rollover Stockholders hereby agree as follows:

1.           Contribution of Rollover Shares.  Subject to the conditions set forth herein, immediately prior to the Closing and without further action by the Rollover Stockholders, all of each Rollover Stockholder’s right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent.

2.           Issuance of Holdco Shares.  As consideration for the indirect benefit received by Holdco as a result of the contribution, assignment, transfer and delivery of the Rollover Shares to Parent, a wholly-owned Subsidiary of Holdco, pursuant to Section 1, Holdco shall issue Holdco Shares in the name of each Rollover Stockholder (or, if designated by such Rollover Stockholder in writing, in the name of an affiliate of such Rollover Stockholder) in the amount set forth opposite such Rollover Stockholder’s name on Schedule A.  Each Rollover Stockholder hereby acknowledges and agrees that (i) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due such Rollover Stockholder by Parent and Holdco with respect to the applicable Rollover Shares, and (ii) on receipt of such Holdco Shares, such Rollover Stockholder shall have no right to any Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Stockholder.

3.           Closing.  Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Article VI of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place within 48 hours prior to the Closing.

4.           Deposit of Rollover Shares.  As promptly as practicable (but in no event more than five Business Days) following the execution of this Agreement, the Rollover Stockholders and any agent of the Rollover Stockholders holding certificates evidencing any Rollover Shares (including, without limitation, any broker holding securities in “street name”) shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, (i) duly endorsed for transfer or (ii) with executed stock powers, both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”).  The Share Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

5.           Irrevocable Election.

(a)           The execution of this Agreement by the Rollover Stockholders evidences, subject to Section 9 and the proviso in Section 23, the irrevocable election and agreement by the Rollover Stockholders to contribute their respective Rollover Shares in exchange for Holdco Shares at the Contribution Closing on the terms and conditions set forth herein.  In furtherance of the foregoing, each Rollover Stockholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 9, such Rollover Stockholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Support Agreement of even date herewith by and among Parent, the Company, and certain of the Rollover Stockholders (the “Voting Agreement”)) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Stockholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Stockholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).  Any purported Transfer in violation of this paragraph shall be void.

(b)           Each Rollover Stockholder covenants and agrees, severally and not jointly, that such Rollover Stockholder shall promptly (and in any event within 48 hours) notify Parent of any new Shares with respect to which beneficial ownership is acquired by such Rollover Stockholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof.  Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

6.           Representations and Warranties of the Rollover Stockholders.  To induce Parent to accept the Rollover Shares, and Holdco to issue the Holdco Shares, each Rollover Stockholder makes the following representations and warranties, severally and not jointly, to Parent and Holdco, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a)           Ownership of Shares.  Such Rollover Stockholder is the beneficial owner of, and has good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement, the Voting Agreement, or the Letter Agreement, dated January 9, 2011, by and between the Company and Abax Global Capital (Hong Kong) Limited, as amended on February 22, 2011, and the Standstill Agreement, dated January 9, 2011, by and between the Company and Abax Global Capital (Hong Kong) Limited (such Letter Agreement and Standstill Agreement, collectively, the “NDA”).  Such Rollover Stockholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the State of Nevada, Laws of the People’s Republic of China and the terms of this Agreement, the Voting Agreement, and the NDA.  As of the date hereof, other than the Rollover Shares, such Rollover Stockholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities).  The Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement, the Voting Agreement, and the NDA.  Such Rollover Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

(b)           Organization, Standing and Authority.  Each such Rollover Stockholder which is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Rollover Stockholder who is a natural Person has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Stockholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Rollover Stockholder and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Stockholder, enforceable against such Rollover Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).  If such Rollover Stockholder is married, and any of the Rollover Shares of such Rollover Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Stockholder’s spouse, enforceable against such Rollover Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c)           Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Stockholder for the execution, delivery and performance of this Agreement by such Rollover Stockholder or the consummation by such Rollover Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Stockholder nor the consummation by such Rollover Stockholder of the transactions contemplated hereby, nor compliance by such Rollover Stockholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Stockholder pursuant to any Contract to which such Rollover Stockholder is a party or by which such Rollover Stockholder or any property or asset of such Rollover Stockholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Stockholder or any of such Rollover Stockholder’s properties or assets.

(d)           Litigation.  There is no action, suit, investigation, complaint or other proceeding pending against any such Rollover Stockholder or, to the knowledge of such Rollover Stockholder, any other Person or, to the knowledge of such Rollover Stockholder, threatened against any Rollover Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Stockholder of its obligations under this Agreement.

(e)           Reliance.  Such Rollover Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Rollover Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Stockholder contained herein.

(f)           Receipt of Information.  Such Rollover Stockholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares.  Such Rollover Stockholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Stockholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

7.           Representations and Warranties of Parent.  Parent represents and warrants to each Rollover Stockholder that:

(a)           Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by Holdco and the Rollover Stockholders (subject to the proviso in Section 23), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b)           Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

8.           Representations and Warranties of Holdco.  Holdco represents and warrants to each Rollover Stockholder that:

(a)           Organization, Standing and Authority.  Holdco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Holdco and, assuming due authorization, execution and delivery by Parent and the Rollover Stockholders (subject to the proviso in Section 23), constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b)           Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Holdco for the execution, delivery and performance of this Agreement by Holdco or the consummation by Holdco of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Holdco nor the consummation by Holdco of the transactions contemplated hereby nor compliance by Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco pursuant to, any Contract to which Holdco is a party or by which such Holdco or any property or asset of Holdco is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdco or any of Holdco' properties or assets.

(c)           Issuance of Holdco Shares.  The Holdco Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closing by all of the Rollover Stockholders) when issued.

9.           Termination.  This Agreement, and the obligation of the Rollover Stockholders to contribute, transfer, assign and deliver the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Section 7.1 thereof; provided, however, that the Rollover Stockholders shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement.  If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent shall promptly return the Share Documents to the Rollover Stockholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Stockholder to the position he, she, or it was in with respect to ownership of the Company’s Shares prior to the Contribution Closing.

10.         Further Assurances.  Each Rollover Stockholder hereby covenants that, from time to time, such Rollover Stockholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares.

11.         Amendments and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and otherwise as expressly set forth herein.

12.         Waiver.  No failure or delay of any party or of the Company in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties and of the Company hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party or the Company to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or the Company.

13.         Survival of Representations and Warranties.  All representations and warranties of the Rollover Stockholders or by or on behalf of Parent or Holdco in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent, Holdco or the Rollover Stockholders, and the issuance of the Holdco Shares.

14.         Notices.  All notices and other communications hereunder shall be in writing (in both the English and Chinese languages) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below or, with respect to the Rollover Stockholders, on Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           If to a Rollover Stockholder, in accordance with the contact information set forth next to such Rollover Stockholder’s name on Schedule A.

(ii)          If to Parent or Holdco:

c/o Harbin Electric, Inc.
No. 9 Ha Ping Xi Lu,
Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu,
Harbin,
People’s Republic of China 150060
Attention: Mr. Tianfu Yang
Facsimile: +86 (451) 8611 6769

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Michael V. Gisser
Peter X. Huang
Facsimile: +86 10 6535 5577
E-mail:  Michael.Gisser@skadden.com
Peter.Huang@skadden.com

15.         Entire Agreement.  This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  For the avoidance of doubt, this Agreement supersedes the Rollover Commitment Letters, each dated April 19, 2011, between Parent and each of (a) Tianfu Yang, (b) Tianli Yang, (c) Zedong Xu, (d) Suofei Xu, (e) Lanxiang Gao and (f) Abax Lotus Ltd. and Abax Nai Xin A Ltd.

16.         Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.  The parties hereby agree that the Company is an express third-party beneficiary hereof and shall, and the Special Committee acting on the Company’s behalf shall, have the right directly to enforce specifically the terms and provisions of this Agreement against Parent, Holdco and the Rollover Stockholders.

17.         Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Nevada, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Nevada.

18.         Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates, or by the Company against any party or its Affiliates, shall be brought and determined in the courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Clark County, Nevada.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19.         Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

20.         Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties and the Company shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Nevada located in Clark County, Nevada or any federal court located in Clark County, Nevada, this being in addition to any other remedy to which such party or the Company is entitled at Law or in equity.  Each of the parties and the Company hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law that a party seeking equitable relief hereunder post security as a prerequisite to obtaining such equitable relief.  The rights of the Company hereunder may be enforced by the Special Committee.

21.         Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22.         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23.         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Stockholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

24.         Headings.  The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

25.         No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Holdco and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

TECH FULL ELECTRIC COMPANY LIMITED,
a Cayman Islands exempted company

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Director

TIANFU INVESTMENTS LIMITED,
a Cayman Islands exempted company

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Director

ROLLOVER STOCKHOLDERS:

/s/ Tianfu Yang
Tianfu Yang

HERO WAVE INVESTMENTS LIMITED

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Director

/s/ Tianli Yang
Tianli Yang

/s/ Zedong Xu
Zedong Xu

/s/ Suofei Xu
Suofei Xu

/s/ Lanxiang Gao
Lanxiang Gao

ABAX LOTUS LTD.

By:	/s/ Xiang Dong Yang
Name: Xiang Dong Yang
Title: Director

ABAX NAI XIN A LTD.

By:	/s/ Xiang Dong Yang
Name: Xiang Dong Yang
Title: Director

Schedule A

Rollover Stockholder Name	Address Facsimile	Rollover Shares	Holdco Shares
Tianfu Yang	c/o Harbin Electric, Inc. No. 9, Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu, Harbin, PRC 150060 +86 (451) 8611 6769	7,000,000	7,000,000
Hero Wave Investments Limited	Xi Yuan 17-5, Wan Cheng Hua Fu, Wan Liu Xi Lu, Hai Dian Qu, Beijing, China 100089 +86 (451) 8611 6769	2,633,354	2,633,354
Tianli Yang	c/o Harbin Electric, Inc. No. 9, Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu, Harbin, PRC 150060 +86 (451) 8611 6769	500,000	500,000
Zedong Xu	c/o Harbin Electric, Inc. No. 9, Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu, Harbin, PRC 150060 +86 (451) 8611 6769	350,000	350,000
Suofei Xu	c/o Harbin Electric, Inc. No. 9, Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu, Harbin, PRC 150060 +86 (451) 8611 6769	400,000	400,000
Lanxiang Gao	c/o Harbin Electric, Inc. No. 9, Ha Ping Xi Lu Ha Ping Lu Ji Zhong Qu, Harbin, PRC 150060 +86 (451) 8611 6769	120,010	120,010
Abax Lotus Ltd.	c/o Abax Global Capital (Hong Kong) Limited Attention: Donald Xiang Dong Yang Two International Finance Centre Suite 6708, 8 Finance St., Central, Hong Kong +(852) 3602 1700	1,225,553	1,225,553
Abax Nai Xin A Ltd.	c/o Abax Global Capital (Hong Kong) Limited Attention: Donald Xiang Dong Yang Two International Finance Centre Suite 6708, 8 Finance St., Central, Hong Kong +(852) 3602 1700	466,467	466,467

[Schedule A to Contribution Agreement]